     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 12, 1996

                                                      REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                           IWERKS ENTERTAINMENT, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                 DELAWARE                                    95-4439361
      (State or Other Jurisdiction of                     (I.R.S. Employer
      Incorporation or Organization)                     Identification No.)

                            4540 WEST VALERIO STREET
                         BURBANK, CALIFORNIA 91505-1046
                                 (818) 841-7766
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                                 ROY A. WRIGHT
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           IWERKS ENTERTAINMENT, INC.
                            4540 WEST VALERIO STREET
                         BURBANK, CALIFORNIA 91505-1046
                                 (818) 841-7766
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                            ------------------------
                                   COPIES TO:

                             Douglas D. Smith, Esq.
                        Brobeck, Phleger & Harrison LLP
                         One Market, Spear Street Tower
                            San Francisco, CA 94105
                                 (415) 442-0900
                            ------------------------

        Approximate date of commencement of proposed sale to the public:
   From time to time after the effective date of this Registration Statement.
                            ------------------------

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list of Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                            ------------------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. / /
                            ------------------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

                                                                  PROPOSED MAXIMUM    PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF                 AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
        SECURITIES TO BE REGISTERED            BE REGISTERED        PER UNIT (1)     OFFERING PRICE (1)   REGISTRATION FEE
Common Stock, $0.001 par value.............       500,000              $8.78             $4,390,000          $1,513.79

(1) Estimated solely for purposes of computing the amount of the registration fee pursuant to Rule 457(g) under the Securities Act.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION DATED JUNE 12, 1996

PROSPECTUS

                                 500,000 SHARES

                           IWERKS ENTERTAINMENT, INC.
                                 [IWERKS LOGO]

                                  COMMON STOCK
                          (PAR VALUE $0.001 PER SHARE)

                               ------------------

    This Prospectus relates to the public offering of 500,000 shares of Common Stock (the "Shares") of IWERKS ENTERTAINMENT, INC. ("IWERKS" or the "Company") by the Company upon exercise of warrants (the "Warrants") to be issued on or about June 20, 1996 in connection with the settlement of a securities class action lawsuit previously pending against the Company in the United States
District Court for the Central District of California and pursuant to a Stipulation of Settlement dated November 27, 1995 between the Company and the holders of the warrants (collectively, the "Warrantholders"). The Warrants may be exercised in whole or in part to purchase an aggregate of up to 500,000 shares, at an exercise price of $8.78 per share. See "Description of Capital Stock." The Company's Common Stock is traded on the Nasdaq National Market under the symbol "IWRK." The last sale price of the Company's Common Stock as reported on the Nasdaq National Market on June 11, 1996 was $9 3/4 per share.

                            ------------------------

    THE COMMON STOCK OFFERED HEREIN INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 3.

                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE  COMMISSION OR ANY  STATE SECURITIES COMMISSION  NOR HAS THE
       SECURITIES AND EXCHANGE  COMMISSION OR  ANY STATE  SECURITIES
            COMMISSION  PASSED UPON THE  ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO  THE
                           CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                 The date of this Prospectus is         , 1996

                             AVAILABLE INFORMATION

    IWERKS ENTERTAINMENT, INC. ("IWERKS" or the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's Regional Offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

    The Company has filed with the Commission a registration statement (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Shares offered hereby, reference is hereby made to the Registration Statement. Statements contained in this Prospectus concerning the provisions of any documents referred to are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of such document filed with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents heretofore filed by the Company with the Commission pursuant to the 1934 Act, are incorporated by reference into this Prospectus:

        (1) Registrant's Report on Form 10-K for the year ended June 30, 1995;

        (2) Registrant's Report on Form 10-Q for the quarter ended September 30, 1995;

        (3) Registrant's Report on Form 10-Q for the quarter ended December 31, 1995;

        (4) Registrant's Current Reports on Form 8-K dated April 5, 1996 and June 11, 1996;

        (5)  Registrant's Report  on Form 10-Q  for the quarter  ended March 31,
    1996;

        (6) Registrant's Report on Form 10-Q/A for the quarter ended March 31, 1996; and

        (7) The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A filed with the Commission for the purpose of registering the Common Stock under Section 12(g) of the Exchange Act, together with any amendments thereto.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the securities covered by this Prospectus shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the oral or written request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are expressly incorporated by reference into such documents). Written requests for such copies should be directed to Guy Heyl, Acting Chief Financial Officer, IWERKS Entertainment, Inc., 4540 West Valerio Street, Burbank, California 91505-1046. Telephone inquiries may be directed to IWERKS Entertainment, Inc., at (818) 841-7766.

                            ------------------------

    "REACTOR," "IWERKS," "CINETROPOLIS" AND "TURBO TOUR" ARE TRADEMARKS OF THE COMPANY. "ROBOCOP" IS A TRADEMARK OF ORION PICTURES CORP.

                                  THE COMPANY

    The Company is a provider of high-resolution, proprietary motion picture theater attractions. The Company's products combine advanced theater systems with entertainment or educational software to create high-impact "attractions" which draw audiences into the action. The Company's products include ride simulation, giant screen, 360 degree, 3-D, and various other special attractions. In addition, the Company owns and operates a fleet of touring ride simulation theatres.

    The Company is a Delaware corporation. Its principal executive offices located at 4540 West Valerio Street, Burbank, California 91505, telephone number
(818) 841-7766.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CAREFULLY CONSIDERED IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE SHARES OF COMMON STOCK OFFERED HEREBY.

DEPENDENCE ON PRODUCTION OF FILM SOFTWARE

    The Company's ability to implement its business strategy is dependent in large part upon its ability to successfully create, produce and market entertainment and educational film software for exhibition in its theater systems. The size and quality of the Company's library of film software titles is a material factor in competing for sales of the Company's attractions and developing the Company's base of recurring revenue and the Company has invested $2.0 million, $5.0 million, $2.6 million and $350,000 in film software during fiscal 1993, 1994 and 1995 and the nine months ended December 31, 1995, respectively. The Company generally produces and develops specialty films and videos for its library with production budgets in a range of approximately $100,000 to $2.0 million and, while the Company may enter into participation, licensing or other financing arrangements with third parties in order to minimize its financial involvement in production, the Company is generally subject to substantial financial risks relating to the production and development of new entertainment and educational software. The Company typically is required to pay for the production of software during the production period prior to release and typically is unable to recoup these costs from revenues from exhibition licenses prior to 24 to 36 months following release. There can be no assurance that the Company will be able to create and produce additional software for its library which will be perceived by its customers to be of high quality or high entertainment value.

    In fiscal 1995, the Company reduced its film inventory by $3.4 million. At March 31, 1995, the Company had recorded on its balance sheet film inventory with a net value of $3.4 million, and, while the current carrying value of the Company's film inventory reflects management's belief that the Company will realize the net value recorded on the Company's balance sheet, there can be no assurance that the Company will be able to do so. A determination by the Company to write down any material portion of its film inventory will have a material adverse effect on the Company's financial condition and results of operations.

DEPENDENCE OF OWNED AND OPERATED OPERATIONS UPON SPONSORSHIP REVENUES

    The Company derived $3.7 million and approximately $4.2 million of revenues for the fiscal year ended June 30, 1995 and the nine months ended March 31, 1996, respectively, from sponsorship of its fleet of touring motion simulators. Sponsorship revenues prior to January 1996 were primarily derived from a single contract with a major telecommunications company that has sponsored the Company's touring motion simulators since March 1994. In January 1996, the Company entered into a sponsorship contract with a foreign sponsor which is scheduled to expire in August 1996. There can be no assurance that the Company will be able to extend or replace its existing sponsorship arrangements when they expire. If the Company is unable to maintain sponsorship revenues in the future at levels commensurate with that experienced in the past, it could have a material adverse effect on the revenues and gross profit margins derived by the Company from its Owned and Operated attractions which would be mitigated, in part, by any additional revenues derived by the Company from deployment of the touring units at other venues.

INTENSE COMPETITION; UNPREDICTABILITY OF CONSUMER TASTES

    Competition in each of the markets in which the Company competes is intense. IWERKS' principal direct competition for customers comes from manufacturers of competing movie-based attractions, and in the case of amusement and theme parks, manufacturers of traditional amusement park attractions. In addition to its direct competitors, IWERKS also faces competition from systems integrators and some amusement and theme parks developing and constructing their own attractions. Many of the Company's competitors have better name recognition, and substantially greater financial and other resources than IWERKS.

    Additionally, the out-of-home entertainment industry in general is undergoing significant changes, primarily due to technological developments as well as changing consumer tastes. Numerous companies are developing and are expected to develop new entertainment products for the out-of-home entertainment industry in response to these developments that are or may be directly competitive with the Company's products. There is intense competition for financial, creative and technological resources in the Company's industry and there can be no assurance that the Company's existing products will continue to compete effectively or that its products under development will ever be competitive. Further, the commercial success of the Company's products is ultimately dependent upon audience reaction. The Company believes that audience reaction will to a large extent be influenced by the audience's perception of how the Company's products compare with other available entertainment options out of the home. There can be no assurance that new developments in out-of-home entertainment will not result in changes in consumer tastes that will make the Company's products less competitive.

HISTORY OF OPERATING LOSSES; FLUCTUATING PERIODIC OPERATING RESULTS AND CASH
FLOW

    The Company has sustained substantial operating losses in three of its last five fiscal years. As of March 31, 1996, the Company's accumulated deficit was $20.7 million. Although the Company reported profits for the nine months ended March 31, 1996, there can be no assurance that the Company will be consistently profitable on either a quarterly or an annual basis or that it will be able to sustain revenue growth in the future.

    The Company has experienced quarterly fluctuations in operating results and anticipates that these fluctuations will continue in future periods. The
Company's operating results and cash flow can fluctuate substantially from quarter to quarter and periodically as a result of the timing of theater system deliveries, contract signings, the mix of theater systems shipped, the completion of custom film contracts and the amount of revenues from portable simulation theater and film licensing agreements. In particular, fluctuations in theater system deliveries from quarter to quarter can materially affect quarterly and periodic operating results, and theater system contract signings can materially affect quarterly or periodic cash flow. While a significant portion of the Company's expense levels are relatively fixed, and the timing of increases in expense levels is based in large part on the Company's forecasts of future sales. If net sales are below expectations in any given period, the adverse impact on results of operations may be magnified by the Company's inability to adjust spending quickly enough to compensate for the sales shortfall. The Company may also choose to reduce prices or increase spending in response to market conditions, which may have a material adverse effect on the Company's results of operations.

    Over the last eight quarters, certain events have contributed to fluctuations in the Company's results of operations and financial condition. In the fourth quarter of fiscal 1994, the Company experienced certain cost overruns on two of its new products, along with some accelerated research and development costs associated with those products. In the third quarter of fiscal 1995, the Company's cost of sales increased dramatically as a percent of sales as a result of a one-time $4.5 million write-down of certain assets, primarily film costs, and third and fourth quarter selling and general administration expenses increased as a result of restructuring charges related to the closure of the Company's Sarasota, Florida facility, its consolidation of its operations and litigation costs associated with the settlement of a securities class action lawsuit, pursuant to which certain warrants are being issued.

INTERNATIONAL OPERATIONS

    A significant portion of the Company's sales are made to customers located outside of the United States, primarily in the Far East, Europe and Canada. During fiscal 1993, 1994 and 1995, 53%, 43%, and 55% of the Company's revenues, respectively, were derived from sales outside the United States. Except for sales made to the Japanese market, which accounted for 14% of the Company's revenues for fiscal 1995, during fiscal 1995 no sales to any single foreign market accounted for 10% or more of the Company's revenues. The Company expects that international operations will continue to account for a substantial portion of its revenues in the near future and maintains an office in Hong Kong to support sales to Asia and one office in Holland to support sales in Europe. International operations and sales may be subject to political and economic risks, including political instability, currency controls, exchange rate fluctuations, and changes in import/export regulations, tariff and freight rates. In addition, various forms of protectionist trade legislation have been proposed in the United States and certain other countries. Any resulting changes in current tariff structures or other trade and monetary policies could adversely affect the Company's international operations and thus adversly affect the Company's overall financial condition and results of operations. Political and economic factors have been identified by the Company with respect to certain of the markets in which it competes, and, there can be no assurance that these factors will not result in customers of the Company defaulting on payments due to the Company, or in the reduction of potential purchases of the Company's products.

CURRENT TRENDS IN THE GLOBAL ECONOMY

    The Company's revenues and profitability are dependent on the strength of the national and international economies. In a recessionary environment, sales of the Company's products and products of other entertainment companies may be adversely affected. Theme parks and other out-of-home entertainment venues may also experience a downturn in sales which could reduce the funds available for capital improvements resulting in price and other concessions and discounts by the Company in order to maintain sales activity. Although the Company has not experienced a reduction in unit sales of its products to date, certain of its competitors have reported that the recent recession in the United States has had an adverse impact on their sales activity. Consequently, the Company is unable to predict to what extent, or for what period, a recessionary climate would adversely affect sales of the Company's products.

RECENT CHANGES IN KEY PERSONNEL; DEPENDENCE ON SENIOR MANAGEMENT

    Since January 1995, all of the Company's executive officers have changed and, on June 7, 1996, the Company announced the resignation of its Chief Financial Officer, Mr. Francis T. Phalen. Mr. Phalen was also a member of the Company's Board of Directors. He has resigned to pursue personal business interests. The recruitment, retention and motivation of skilled executives, sales, technical and creative personnel and other employees are important to the Company's operations. The Company's recent history has placed, and could continue to place, a significant strain on the Company's management and other resources. In addition, there is competition for management and creative personnel in the Company's industries. Although the Company has not experienced significant problems in recruiting retaining qualified personnel, there can be no assurance that it will not encounter such problems in the future. Should any key executive officer cease to be affiliated with the Company before a qualified replacement is found, the Company's business could be materially adversely affected.

VOLATILITY OF STOCK PRICE

    The Company's stock price has been, and is likely to continue to be, highly volatile. The market price of the Common Stock has fluctuated substantially in recent periods. During the 12 months prior to the date of the filing of this Registration Statement, the Company's closing market price has ranged from a low of $3.00 per share to a high of $11.75 per share. Future announcements concerning the Company or its competitors, quarterly variations in operating results, introduction of new products or changes in product pricing policies by the Company or its competitors and acquisition or loss of significant customers may affect or be perceived to affect the Company's operations, or changes in earnings estimates by analysts, among other factors, could cause the market price of the Common Stock to fluctuate substantially. In addition, stock markets have experienced extreme price and volume volatility in recent years. This volatility has had a substantial effect on the market prices of securities of many smaller public companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of the Common Stock. There can be no assurance that the market price of the Common Stock will not decline below the public offering price.

LITIGATION

    IWERKS was named as a defendant in two actions entitled KRAVITS V. IWERKS ENTERTAINMENT, INC., ET AL., U.S. District Court, Central District of California, Case No. 95-2541-AWT and SOBEL V. IWERKS ENTERTAINMENT, INC., ET AL., U.S. District Court, Central District of California, Case No. 95-4159-DT. By order dated July 31, 1995, these actions were consolidated, and a Second Amended Consolidated Complaint (the "Second Amended Complaint") was filed on August 30, 1995.

    The Second Amended Complaint, purporting to be a class action filed by persons claiming to have been stockholders of the Company, named as defendants the Company and certain of its current and former officers and directors. The Second Amended Complaint alleged that the defendants made public statements, in connection with the October 1993 initial public offering and thereafter, which were false and misleading. The complaint asserted claims under Section 11 of the Securities Act of 1933 (the "1933 Act") and Section 10(b) of the Securities Exchange Act of 1934 (the "1934 Act") and controlling person claims under
Section 15 of the 1933 Act and Section 20 of the 1934 Act) on behalf of a purported class of persons who purchased or otherwise acquired the Company's common stock during the period October 18, 1993 through May 16, 1995. The Second Amended Complaint seeks unspecified damages.

    On November 27, 1995, the Company entered into a Stipulation of Settlement providing for the creation of a settlement fund to be made available to satisfy claims of class members, and providing for the dismissal with prejudice of the Second Amended Complaint and the release of all claims that were or potentially could have been set forth therein. The Company did not admit liability as part of this proposed settlement. The settlement fund is to include $1,750,000 in cash (funded by the Company's insurance carrier), 250,000 shares of the Company's Common Stock, and 500,000 warrants to purchase the Company's Common Stock. The distribution of the settlement fund is subject to a Plan of Allocation, which provides, among other things, that certain portions of the settlement fund not claimed by class members or used to pay certain costs related to the settlement will be returned to the Company or its insurer. The settlement is subject to Court approval. On November 30, 1995, the Court issued an order preliminarily approving the settlement and set a hearing for February 26, 1996 to determine whether the settlement is fair and reasonable to the Company and the class. Such hearing took place and the Court determined that the settlement was fair and reasonable.

    IWERKS has also been named as a defendant in an action filed on April 15, 1996, entitled HOLLINGSWORTH V. IWERKS ENTERTAINMENT, INC., ET AL., Circuit Court of the 12th Judicial District for Sarasota, Florida, Case No. CA-01 96-1930. Hollingsworth, a former director of the Company and former chief executive officer and founder of Omni Films International, Inc. ("Omni"), seeks unspecified damages arising from alleged misstatements in connection with the acquisition by the Company of Omni in May 1994. Among other things, Mr. Hollingsworth alleges that IWERKS misrepresented its financial condition, prospects and projected results of operation. The Company has not yet filed an answer to the complaint. The Company, however, intends to vigorously defend against this action.

    The Company is also a party to various other actions arising in the ordinary course of business which, in the opinion of management, will not have a material adverse effect on the Company's financial condition; however, there can be no assurance that the Company will not become a party to other lawsuits in the future, and such lawsuits could potentially have a material adverse effect on the Company's financial condition and results of operations.

ENVIRONMENTAL MATTERS AND OTHER GOVERNMENTAL REGULATIONS

    Under various federal, state and local environmental laws and regulations, a current or previous owner or occupant of real property may become liable for the costs of removal or remediation of hazardous substances at such real property. Such laws and regulations often impose liability without regard to fault. The Company leases its corporate headquarters and manufacturing facilities and the Company could be held liable for the costs of remedial actions with respect to hazardous substances on such properties under the terms of the governing lease and/or governing law. Although the Company has not been notified of, and is not otherwise aware of, any current environmental liability, claim or non-compliance, there can be no assurance that the Company will not be required to incur remediation or other costs in the future in connection with its leased properties. In addition, the Company's subcontractors and other third parties which it has contractual relations with are similarly subject to such laws.

EFFECT OF ANTI-TAKEOVER PROVISIONS

    The Company's Board of Directors has the authority to issue up to 1,000,000 shares of Preferred Stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the Company's stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of Preferred Stock. While the Company has no present intention to issue shares of Preferred Stock, such issuance, while providing desirable flexibility in connection with the possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of the Company and entrenching existing management. In addition, such Preferred Stock may have other rights, including economic rights senior to the Common Stock, and, as a result, the issuance thereof could have a material adverse effect on the market value of the Common Stock.

    A number of provisions of the Company's Certificate of Incorporation and By-Laws and certain Delaware laws and regulations relating to matters of corporate governance, certain rights of Directors and the issuance of preferred stock without stockholder approval, may be deemed to have and may have the effect of making more difficult, and thereby discouraging, a merger, tender offer, proxy contest or assumption of control and change of incumbent management, even when stockholders other than the Company's principal stockholders consider such a transaction to be in their best interest.

    In addition, the Company has adopted a Stockholder Rights Plan (the "Agreement"). Pursuant to the Agreement each outstanding share of the Company's Common Stock has received one Right as a dividend that becomes exercisable upon certain triggering events related to an unsolicited takeover attempt of the Company.

                                USE OF PROCEEDS

    To the extent that the Warrants are exercised for cash, the proceeds from their exercise will be used by the Company for working capital and general corporate purposes.

                          DESCRIPTION OF CAPITAL STOCK

    The total number of shares that the Company is authorized to issue is 21,000,000, consisting of 20,000,000 shares of Common Stock, par value $0.001 per share, and 1,000,000 shares of Preferred Stock, par value $0.001 per share and 500,000 shares issuable upon exercise of the Warrants. The following statements are brief summaries of certain provisions relating to the Company's capital stock.

COMMON STOCK

    The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by the stockholders. Subject to any restrictions contained in Preferred Stock issued by the Company, if any, the holders of Common Stock are entitled to receive ratably dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled, subject to the rights of holders of Preferred Stock issued by the Company, if any, to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the Common Stock.

    The holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights and there are no redemption provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock offered by the Company hereby, when issued against the consideration set forth in this Prospectus, will be, validly issued, fully paid and nonassessable.

PREFERRED STOCK

    The Board of Directors has the authority to issue the authorized and unissued Preferred Stock in one or more series with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the Preferred Stock could be utilized under certain circumstances, as a method of discouraging, delaying or preventing an acquisition or change in control of the Company. The Company currently does not have any shares of its Preferred Stock Outstanding and the Company does not currently intend to issued any shares of its Preferred Stock.

WARRANTS

    IWERKS has issued the Warrants, which are exercisable for up to 500,000 shares of the Company's Common Stock that are being registered herein, in connection with the settlement of a securities class action lawsuit previously pending against the Company in the United States District Court for the Central District of California pursuant to a Stipulation of Settlement dated November 27, 1996 between the Company and the Warrantholders. The Warrants are immediately exercisable. The Warrants may be exercised in whole or in part to purchase an aggregate of up to 500,000 shares, at an exercise price of $8.78 per share, and have an exercise price of $8.78 per share, which is subject to adjustment in the event that the Company (i) declares a dividend payable in stock or makes some other distribution on the outstanding shares of its Common Stock in shares of its Common Stock, (ii) subdivides or reclassifies its outstanding shares of its Common Stock into a greater number of shares or (iii) combines or reclassifies its outstanding shares of its Common Stock into a smaller number of shares. The exercise price, in the event that one of these events occur, will be adjusted as follows: the exercise price, in effect immediately after the record date for such dividend or distribution or the effective date of such division, reclassification or combination shall be proportionately adjusted by multiplying the then exercise price by a fraction, the numerator or which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which is the number of shares of Common Stock outstanding immediately after such event, and the Product so obtained is thereafter the exercise price then in effect. Such adjustments, if any, will be made successively whenever any event specified above shall occur. The Warrants will expire on or about

June  20,  1999;  however,  in the  event  of  certain  capital reorganizations, consolidation or mergers, the Warrants must be exercised within twenty (20) days. The Warrants are redeemable by the Company if and when the market price per share of Common Stock exceeds 150% of the average trading price of the Company's Common Stock of the Nasdaq National Market during the thirty (30) day period following the last day for filing a proof of claim pursuant to the Stipulation of Settlement. The redemption price per share of Common Stock for which the Warrant is exercisable is $2.01.

ANTI-TAKEOVER PROVISIONS

    The Company's Certificate of Incorporation and Bylaws include a number of provisions which may have the effect of discouraging persons from pursuing non-negotiated takeover attempts. These provisions include a classified Board of Directors, the inability of stockholders to take action by written consent without a meeting, the inability of stockholders to call for a special meeting of stockholders and the inability of stockholders to remove directors without cause and a Stockholder Rights Plan. Pursuant to the Stockholder Rights Plan, each outstanding share of the Company's Common Stock has received a dividend of one Right which entitles the holder thereof, upon the happening of certain triggering events related to an unsolicited attempt to take over the Company, to purchase 1/100 of a share of the Company's Preferred Stock. No such triggering events have occurred.

SECTION 203 OF THE DELAWARE LAW

    The Company is a Delaware corporation and is subject to Section 203 of the Delaware Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with a Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors. The provisions of Section 203 requiring a supermajority vote to approve certain corporation transactions could enable a minority of the Company's stockholders to exercise veto power over such transactions.

TRANSFER AGENT

    The Company's transfer agent and registrar for its Common Stock is U.S. Stock Transfer Corporation.

                              PLAN OF DISTRIBUTION

    IWERKS has issued the Warrants, which are exercisable to purchase in whole or in part, up to 500,000 shares of the Company's Common Stock being registered herein, in connection with the settlement of a securities class action lawsuit previously pending against the Company in the United States District Court for the Central District of California pursuant to a Stipulation of Settlement dated November 27, 1996 between the Company and the Warrantholders. See "Description of Capital Stock -- Warrants."

INDEMNIFICATION OF OFFICERS AND DIRECTORS

    The Company has adopted provisions in its Certificate of Incorporation which limit the liability of its directors. As permitted by applicable provisions of the Delaware General Corporation Law (the "Delaware Law"), directors will not be liable to the Company for monetary damages arising from a breach of their fiduciary duty as directors in certain circumstances. Such limitation does not affect liability for any breach of a director's duty to the Company or its stockholders (i) with respect to any breach of the director's duty of loyalty to the Company or its stockholders, (ii) with respect to approval by the director of any transaction from which he derives an improper personal benefit, (iii) with respect to acts or omissions involving an absence of good faith, that he believes to be contrary to the best interests of the Company or its stockholders, that involve intentional misconduct or a knowing and culpable violation of law, that constitute an unexcused pattern or inattention that amounts to an abdication of his duty to the Company or its stockholders, or that show a reckless disregard for his duty to the Company or its stockholders in circumstances in which he was, or should have been aware, in the ordinary course of performing his duties, or a risk of serious injury to the Company or its stockholders, or (iv) based on transactions between the Company and its directors or another corporation with interrelated directors or on improper distributions, loans or guarantees under applicable sections of Delaware Law. Such limitation of liability also does not affect the availability of equitable remedies such as injunctive relief or rescission.

    The Company's Bylaws provide that the Company must indemnify its directors and officers to the full extent permitted by Delaware Law, including circumstances in which indemnification is otherwise discretionary under Delaware Law, and the Company has entered into indemnification agreements (the "Indemnification Agreements") with its directors providing such indemnity. The Indemnification Agreements constitute binding agreements between the Company and each of the other parties thereto, thus preventing the Company from modifying its indemnification policy in a way that is adverse to any person who is a party to an Indemnification Agreement.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Company pursuant to the above statutory provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                 LEGAL MATTERS

    The validity of the Common Stock offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison, LLP, San Francisco, California.

                                    EXPERTS

    The consolidated financial statements and schedule of IWERKS Entertainment, Inc. appearing in IWERKS Entertainment, Inc.'s Annual Report (Form 10-K) for the year ended June 30, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 500,000 SHARES
                           IWERKS ENTERTAINMENT, INC.
                                  COMMON STOCK

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
Available Information......................................................................................          2
Incorporation of Certain Documents.........................................................................          2
The Company................................................................................................          3
Risk Factors...............................................................................................          3
Use of Proceeds............................................................................................          7
Description of Capital Stock...............................................................................          8
Plan of Distribution.......................................................................................         10
Legal Matters..............................................................................................         10
Experts....................................................................................................         10

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT LAWFULLY BE MADE.

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The estimated expenses in connection with the offering are as follows:

                                                                                    AMOUNT
                                                                                 -------------
Registration Fee Under Securities Act of 1933..................................  $    1,513.79
NASD Filing Fee................................................................        *
Blue Sky Fees and Expenses.....................................................       5,000.00
Printing and Engraving Certificates............................................        *
Legal Fees and Expenses........................................................      20,000.00
Accounting Fees and Expenses...................................................       5,000.00
Registrar and Transfer Agent and Warrant Agent Fees............................       5,000.00
Miscellaneous Expenses.........................................................        *
                                                                                 -------------
    TOTAL......................................................................  $   35,513.79
                                                                                 -------------
                                                                                 -------------

- ------------------------
* Not applicable or none.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Company has adopted provisions in its Certificate of Incorporation which limit the liability of its directors. As permitted by applicable provisions of the Delaware General Corporation Law (the "Delaware Law"), directors will not be liable to the Company for monetary damages arising from a breach of their fiduciary duty as directors in certain circumstances. Such limitation does not affect liability for any breach of a director's duty to the Company or its stockholders (i) with respect to any breach of the director's duty of loyalty to the Company or its stockholders, (ii) with respect to approval by the director of any transaction from which he derives an improper personal benefit, (iii) with respect to acts or omissions involving an absence of good faith, that he believes to be contrary to the best interests of the Company or its stockholders, that involve intentional misconduct or a knowing and culpable violation of law, that constitute an unexcused pattern or inattention that amounts to an abdication of his duty to the Company or its stockholders, or that show a reckless disregard for his duty to the Company or its stockholders in circumstances in which he was, or should have been aware, in the ordinary course of performing his duties, or a risk of serious injury to the Company or its stockholders, or (iv) based on transactions between the Company and its directors or another corporation with interrelated directors or on improper distributions, loans or guarantees under applicable sections of Delaware Law. Such limitation of liability also does not affect the availability of equitable remedies such as injunctive relief or rescission.

    The Company's Bylaws provide that the Company must indemnify its directors and officers to the full extent permitted by Delaware Law, including circumstances in which indemnification is otherwise discretionary under Delaware Law, and the Company has entered into indemnification agreements (the "Indemnification Agreements") with its directors providing such indemnity. The Indemnification Agreements constitute binding agreements between the Company and each of the other parties thereto, thus preventing the Company from modifying its indemnification policy in a way that is adverse to any person who is a party to an Indemnification Agreement.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    See the Exhibit Index of this Registration Statement.

ITEM 17. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously discussed in the Registration Statement or any material change to such information in the Registration Statement.

        (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration  by means of a post-effective  amendment
    any   of  the  securities  being  registered  which  remain  unsold  at  the termination of the offering.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burbank, and the State of California on the 12th day of June, 1996.

                                          IWERKS ENTERTAINMENT, INC.

                                          By:          /s/ ROY A. WRIGHT

                                              ----------------------------------
                                                        Roy A. Wright
                                               CO-CHAIRMAN OF THE BOARD, CHIEF
                                               EXECUTIVE OFFICER AND PRESIDENT
                                                (PRINCIPAL EXECUTIVE OFFICER)

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS:

    That the undersigned officers and directors of IWERKS ENTERTAINMENT, INC., a Delaware corporation, do hereby constitute and appoint Roy A. Wright and Guy Heyl, or any one of them, as his or her lawful attorney and agent, with power and authority to do any and all acts and things and to execute any and all instruments which said attorney and agent determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorney and agent shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

    IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

    Pursuant  to  the  requirements  of   the  Securities  Act  of  1933,   this
Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                  SIGNATURE                                         TITLE                              DATE
- ---------------------------------------------  ------------------------------------------------  ----------------

          By:     /s/ ROY A. WRIGHT            Co-Chairman of the Board, Chief Executive
     -----------------------------------        Officer and President (Principal Executive        June 12, 1996
                Roy A. Wright                   Officer)

           By:        /s/ GUY HEYL             Acting Chief Financial Officer (Principal
     -----------------------------------        Financial and Accounting Officer,                 June 12, 1996
                         Guy Heyl               Vice President, Finance)

          By:    /s/ PAULA DOUGLASS
     -----------------------------------       Co-Chairman of the Board                           June 12, 1996
               Paula Douglass

         By:   /s/ DONALD W. IWERKS
     -----------------------------------       Director                                           June 12, 1996
              Donald W. Iwerks

          By:     /s/ DAG TELLEFSEN
     -----------------------------------       Director                                           June 12, 1996
                Dag Tellefsen

                                 EXHIBIT INDEX

EXHIBIT NO.                                               ITEM                                                  PAGE
- -----------  ----------------------------------------------------------------------------------------------     -----
 4.6         Form of Warrant Agreement by and between the Company and U.S. Stock Transfer Corporation......
 5.1         Opinion of Brobeck, Phleger & Harrison LLP....................................................
23.1         Consent of Ernst & Young LLP..................................................................
23.2         Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1)..........................
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